As filed with the U.S. Securities and Exchange Commission on February 28, 2012

Registration No. 333-172480

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL PACIFIC FINANCIAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Hawaii	6022	99-0212597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

220 South King Street

Honolulu, Hawaii 96813

(808) 544-0500

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Glenn K.C. Ching

Senior Vice President, Corporate Secretary and General Counsel

220 South King Street

Honolulu, Hawaii 96813

(808) 544-0500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Craig D. Miller

Jordan E. Hamburger

Manatt, Phelps & Phillips, LLP

One Embarcadero Center

San Francisco, California 94111

(415) 291-7400

Re-sales Concluded on January 24, 2012

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF RE-SALE OFFERING

This Post-Effective Amendment No. 3 is filed to terminate the offer and resale of up to 15,612,715 shares of common stock, without par value per share (the “Common Stock”), of Central Pacific Financial Corp. (the “Company”) heretofore registered and offered pursuant to the terms of the Prospectus, dated June 16, 2011 (the “Prospectus”).  The Company has determined that no further shares of Common Stock will be offered and/or resold pursuant to the Prospectus.  The Company, therefore, is terminating the offering and resale of any and all shares of Common Stock pursuant to the Prospectus.

The Company intends to carry forward the registration fee with respect to 2,849,405 of the shares of Common Stock heretofore registered and offered pursuant to the terms of the Prospectus to offset the registration fee that otherwise would be due in connection with the registration of such shares on a registration statement that may be filed by the Company in the future.  Therefore, the Company is explicitly not requesting the deregistration of, and shall not be deemed to be deregistering, the 2,849,405 shares of Common Stock registered pursuant to this registration statement in connection with, or as a result of, the filing of this Post-Effective Amendment No. 3.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Honolulu, Hawaii, on this 28th day of February 2012.

CENTRAL PACIFIC FINANCIAL CORP.
(Registrant)

/s/ Glenn K.C. Ching
Glenn K.C. Ching
Senior Vice President, Corporate Secretary and General
Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer (Principal	February 28, 2012
John C. Dean	Executive Officer)

/s/ Denis K. Isono	Chief Financial Officer (Principal Financial Officer	February 28, 2012
Denis K. Isono	and Principal Accounting Officer)

*	Director	February 28, 2012
Alvaro J. Aguirre

*	Director	February 28, 2012
James F. Burr

*	Director	February 28, 2012
Christine H.H. Camp

*	Director	February 28, 2012
Earl E. Fry

*	Director	February 28, 2012
Paul J. Kosasa

Director
Duane K. Kurisu

*	Director	February 28, 2012
Colbert M. Matsumoto

*	Chair of the Board of Directors	February 28, 2012
Crystal K. Rose

* Glenn K.C. Ching, by signing his name below, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

/s/ Glenn K.C. Ching
Glenn K.C. Ching
Attorney-In-Fact

3